IR Contact	Exhibit 99.1
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI ANNOUNCES DATA CENTER HARDWARE DIVISION RESTRUCTURING

HIGHTSTOWN, NJ—November 26, 2007—QSGI INC. (OTCBB: QSGI), the only provider of a full suite of information technology services to help corporations better manage hardware assets, maintenance expenses, and ensure best practices for data security and regulatory compliance, today announced that it is restructuring its Data Center Hardware division and repositioning it to focus entirely on supporting the Company’s Data Center Maintenance segment.  The restructuring of QSGI’s Data Center Hardware division is focused on two key objectives.  First, it will eliminate approximately $1.5 million in annual Data Center Hardware related operating expenses.  Second, the Company will no longer speculatively trade enterprise-class hardware, resulting in a significant reduction of inventory expenses and exposure.  As a result, the Company has recorded more than $1.6 million from the sale of inventory during the fourth quarter thus far, and plans to maintain its remaining inventory of mainframes and mainframe parts for the purpose of supporting its recurring monthly Data Center Maintenance contracts and related client needs.

After careful consideration of the options, in light of the immediate and dramatic adverse changes in the zSeries re-sales market-place caused by policy changes at an OEM, QSGI has decided to reposition the mainframe hardware business to support the Data Center Maintenance division beginning in the first quarter of 2008.  The Company has scaled back inventory of mainframes and parts for the purpose of supporting overall Data Center Maintenance business and has eliminated a significant amount of hardware trading expenses, including personnel, non-essential overhead and other expenses.  As a result these acts, the Company will re-evaluate its goodwill and other intangible assets in the fourth quarter based on this repositioning.

According to Marc Sherman, Chairman and chief executive officer, “QSGI will retain its strong focus on our IT services offerings within our Data Center Maintenance division where we are able to service our blue chip customer base at a substantial cost-savings to the leading OEMs, while still achieving attractive profit margins. This division has more stable and recurring revenue streams than the Data Center Hardware division and is in a strong and prolonged growth phase that we expect to continue for the foreseeable future.  As a result of these expense reductions and our increased focus on the Data Center Maintenance division, we believe we are well positioned to return to, and then exceed, our historical levels of profitability within our data center operations.  We will also continue to focus on the IT services provided by our Data Security & Compliance division where our higher margin end-user services provided to our Data Center Maintenance clients and other corporate computing clients continue to grow rapidly as a percentage of the overall revenue mix within that division, as evidenced by the 54% increase in gross profit within the Data Security & Compliance division during the third quarter of 2007.  As a result of our aggressive and immediate actions, we believe we have significantly mitigated further downside risk presented by the recent developments in the secondary market-place for zSeries mainframes, and believe we are extremely well positioned to resume strong organic growth within our two other divisions, as we advance towards our near-term goal of sustained company-wide profitability.”

About QSGI

QSGI provides a full suite of information technology solutions to help corporations and governmental agencies better manage hardware assets, reduce maintenance expenses, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from the PC to the mainframe, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.

For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling. Given the sensitive nature of the company's client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.